Exhibit 10.47

April 26, 2013

Sanofi

54, rue La Boétie,

75414 Paris, France

Attn:  Philippe Goupit, Vice President, Corporate Licenses, Strategy & Development

Dear Philippe:

Amended and Restated Collaboration and License Agreement between Sanofi and Regulus Therapeutics, Inc.

Sanofi and Regulus Therapeutics, Inc. (“Regulus”) are parties to that certain Amended and Restated Collaboration and License Agreement, effective as of July 16, 2012 (the “Agreement”) and as amended February 25, 2013.

The purpose of this letter is to record the agreement of the Parties to extend the time period available to Sanofi to exercise its option to extend the Research Term (set forth in Section 3.3 of the Agreement). Capitalized terms used but not expressly defined in this letter shall have the meanings attributed to them in the Agreement.

In consideration of the mutual agreements and promises contained in the Agreement, the Parties hereby agree, in accordance with Section 13.6 of the Agreement, that the first sentence of Section 3.3.3 of the Agreement is amended to read as follows:

In order to exercise its option under Section 3.3.2 to extend the Research Term, Sanofi must provide Regulus a written notice exercising Sanofi’s right to extend the Research Term on or before June 7, 2013.

Except as expressly modified by this letter, all terms and conditions set forth in the Agreement shall remain unchanged.

In order to confirm Sanofi’s agreement to this letter, please return one countersigned original by courier to our attention.

Sincerely, on behalf of Regulus Therapeutics Inc.

/s/ Kleanthis G. Xanthopoulos
Kleanthis G. Xanthopoulos, Ph.D.
President and CEO

Agreed on behalf of Sanofi

By:	/s/ Philippe Goupit

Name:	Philippe Goupit

Title:	Vice President, Corporate Licenses

Cc:

Sanofi

54, rue La Boétie,

75414 Paris, France

Attention: General Counsel

Sanofi

9 rue du Président Allende

94256 Gentilly Cedex, France